Exhibit 10.2

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of December 22, 2017 (the “Effective Date”), by and between CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (“CEC”), and VICI PROPERTIES L.P., a Delaware limited partnership (“Propco”).

RECITALS:

A. Certain Subsidiaries of Propco (individually or collectively, as the context may require, “Propco Landlord”) and certain Subsidiaries of CEC (individually or collectively, as the context may require, “CEC Tenant”) have entered into (i) that certain Lease (CPLV), dated as of the date hereof (the “CPLV Lease”), pursuant to which Propco Landlord leases to CEC Tenant certain real property as more particularly described therein (the “CPLV Leased Property”), (ii) that certain Lease (Non-CPLV), dated as of the date hereof (the “Non-CPLV Lease”), pursuant to which Propco Landlord leases to CEC Tenant certain real property as more particularly described therein (the “Non-CPLV Leased Property”), and (iii) that certain Lease (Joliet), dated as of the date hereof (the “Joliet Lease”, and, collectively with the CPLV Lease and the Non-CPLV Lease, the “Leases”), pursuant to which Propco Landlord leases to CEC Tenant certain real property as more particularly described therein (the “Joliet Leased Property”, and, collectively with the CPLV Leased Property and the Non-CPLV Leased Property, the “Leased Property”).

B. CEC and Propco have entered into that certain Right of First Refusal Agreement dated as of October 6, 2017 (the “Original Agreement”) pursuant to which they granted to each other certain rights of first refusal with respect to certain opportunities to acquire, operate or develop (as applicable) real property in addition to the Leased Property, in accordance with the terms, conditions and procedures set forth in this Agreement. CEC and Propco now desire to amend and restate the Original Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CEC and Propco hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Opportunity” means an acquisition of any existing facility that constitutes a Gaming Facility at the time such opportunity is being considered for acquisition.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall CEC or any of its Affiliates, on the one hand, or PropCo or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other party as a result of this Agreement, the Leases or the MLSAs and/or as a result of any consolidation for accounting purposes by CEC (or its Subsidiaries) or Propco (or its Affiliates) of the other such party or the other such party’s Affiliates.

“Alternate CEC ROFR Terms” shall have the meaning set forth in Section 2(d) hereof.

“Alternate Propco ROFR Terms” shall have the meaning set forth in Section 3(d) hereof.

“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, any legal requirements under any Gaming Laws, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority.

“Arbitration Panel” shall have the meaning set forth in Section 4 hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Las Vegas or in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CEC Election Period” means a period of thirty (30) days following CEC’s receipt of the applicable CEC Opportunity Package.

“CEC Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Propco or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Propco, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the CEC Subject Group with Propco or any of its Affiliates is likely to, (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Propco or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Propco or any of its Affiliates is subject; or (b) any member of the CEC Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Propco includes any Person for which Propco or its Affiliate is providing management services.

“CEC Opportunity Package” shall have the meaning set forth in Section 2(b) hereof.

“CEC Opportunity Transaction” means any transaction or series of related transactions pursuant to which Propco or any of its Affiliates proposes to acquire (fee or leasehold), operate or develop any ROFR Property; excluding, however, any Excluded CEC Opportunity.

“CEC Panel Member” shall have the meaning set forth in Section 4(b).

“CEC Related Party” shall mean, collectively or individually, as the context may require, CEC, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of CEC, and any Subsidiaries of CEC (including, without limitation, CEC Tenant).

“CEC ROFR” shall have the meaning set forth in Section 2(c) hereof.

“CEC ROFR Discussion Period” shall have the meaning set forth in Section 2(e) hereof.

“CEC Subject Group” means CEC, CEC’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Propco and its Affiliates.

“Change of Control” means, with respect to any party, the occurrence of any of the following:

(a) the direct or indirect sale, exchange or other transfer (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all the assets of such party and its Subsidiaries, taken as a whole, to one or more Persons;

(b) an officer of such party becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proxy, vote, written notice or otherwise) of the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or amalgamation), the result of which is that any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act or any successor provision) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the Voting Stock of such party or other Voting Stock into which such party’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities or other ownership interests; or

(c) the occurrence of a “change of control”, “change in control” (or similar definition) as defined in any indenture, credit agreement or similar debt instrument under which such party is an issuer, a borrower or other obligor, in each case representing outstanding indebtedness in excess of $100,000,000; or

(d) such party consolidates with, or merges or amalgamates with or into, any Person (or any Person consolidates with, or merges or amalgamates with or into, such party), in any such event pursuant to a transaction in which any of such party’s outstanding Voting Stock or any of the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where such party’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving Person or any direct or indirect Parent Entity of the surviving Person immediately after giving effect to such transaction measured by voting power rather than number of securities or other ownership interests.

For purposes of the foregoing definition: (x) a party shall include any Parent Entity of such party; and (y) “Voting Stock” shall mean the securities or other ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors, managers or trustees (or other similar governing body) of a Person.

Notwithstanding the foregoing: (A) the transfer of assets between or among a party’s wholly owned subsidiaries and such party shall not itself constitute a Change of Control; (B) the term “Change of Control” shall not include a merger, consolidation or amalgamation of such party with, or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of such party’s assets to, an Affiliate of such party (1) incorporated or organized solely for the purpose of reincorporating such party in another jurisdiction, and (2) the owners of which and the number and type of securities or other ownership interests in such party, measured by voting power and number of securities or other ownership interests, owned by each of them immediately before and immediately following such transaction, are materially unchanged; (C) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) prior to the consummation of the transactions contemplated by such agreement; (D) the Restructuring Transactions, as defined in the Propco Indenture and any transactions related thereto shall not constitute a Change of Control; and (E) a transaction will not be deemed to involve a Change of Control in respect of a party if (1) such party becomes a direct or indirect wholly owned subsidiary of a holding company, and (2) the direct or indirect owners of such holding company immediately following that transaction are the same as the owners of such party immediately prior to that transaction and the number and type of securities or other ownership interests owned by each such direct and indirect holder immediately following such transaction are materially unchanged from the number and type of securities or other ownership interests owned by such direct and indirect holder in such party immediately prior to that transaction.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“Development Opportunity” means an acquisition or development of (i) undeveloped real property or (ii) any existing facility that does not constitute a Gaming Facility at the time such opportunity is being considered for acquisition or development, and, in each case, with respect to which the plan for such acquisition or development is to develop a Gaming Facility at such facility.

“EBITDAR” means, for any applicable period, the consolidated net income or loss of a Person on a consolidated basis for such period, determined in accordance with GAAP, provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP): (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense shall be excluded; and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded. In connection with any EBITDAR calculation made pursuant to this Agreement or any determination or calculation made pursuant to this Agreement for which EBITDAR is a necessary component of such determination or calculation, (i) promptly following request therefor, CEC shall provide Propco with all supporting documentation and backup information with respect thereto as may be reasonably requested by Propco, (ii) such calculation shall be as reasonably agreed upon between Propco and CEC, and (iii) if Propco and CEC do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by arbitration in accordance with Section 4 hereof.

“Excluded CEC Opportunity” means (i) subject to Section 2(a) hereof, any transaction pursuant to which Propco or any Propco Related Party proposes to acquire, operate or develop any Gaming Facility that is subject to a pre-existing lease, management agreement or other contractual restriction at the time such Gaming Facility is being considered for acquisition, operation or development by Propco (or a Propco Related Party) (i.e., excluding any such lease, management agreement or other contractual restriction entered into in contemplation of the applicable transaction involving Propco (or a Propco Related Party), unless entered into at a time when the applicable facility did not qualify as a Gaming Facility) and which pre-existing lease, management agreement or other contractual restriction (x) was entered into on arms’-length terms and (y) would not be terminated upon or prior to such acquisition, operation or development, (ii) any transaction for which the opco/propco structure contemplated by this Agreement would be prohibited by applicable law, rule or regulation (including zoning regulations and/or any applicable use restrictions or easements or encumbrances) or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, (iii) any transaction in which the seller of a Gaming Facility has structured such sale to be subject to the leasing of such Gaming Facility back to such seller of such Gaming Facility (or its Affiliate), (iv) any transaction that consists of owning or acquiring, directly or indirectly, an interest in a Gaming Facility or in an entity that will acquire or develop a Gaming Facility, if the entity that directly owns or leases such Gaming Facility upon consummation of such transaction will not constitute Propco or a Subsidiary of Propco or any Propco Related Party, (v) any transaction in which Propco or any Propco Related Party proposes to acquire a then-existing Gaming Facility from Propco or any Propco Related Party and (vi) any transaction with respect to any Gaming Facility set forth on Schedule 1 attached hereto.

“Excluded Propco Opportunity” means (i) subject to Section 3(a) hereof, any transaction pursuant to which CEC or any CEC Related Party proposes to acquire or develop any Gaming Facility that is subject to a pre-existing lease, management agreement or other contractual restriction at the time such Gaming Facility is being considered for acquisition or development by CEC (or a CEC Related Party) (i.e., excluding any such lease, management agreement or other contractual restriction entered into in contemplation of the applicable transaction involving CEC (or a CEC Related Party), unless entered into at a time when the applicable facility did not qualify as a Gaming Facility) and which pre-existing lease, management agreement or other contractual restriction (x) was entered into on arms’-length terms and (y) would not be terminated upon or prior to such acquisition or development, (ii) any transaction for which the opco/propco structure contemplated by this Agreement would be prohibited by applicable law, rule or regulation (including zoning regulations and/or any applicable use restrictions or easements or encumbrances) or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, (iii) any transaction that does not consist of owning or acquiring, directly or indirectly, a fee or leasehold interest in respect of the real property interests in any Gaming Facility or Development Opportunity, (iv) any transaction that consists of owning or acquiring, directly or indirectly, an interest in a Gaming Facility or in an entity that will acquire or develop a Gaming Facility, if the entity that directly owns or leases such Gaming Facility upon consummation of such transaction will not constitute CEC or a Subsidiary of CEC or of any CEC Related Party, (v) any transaction in which one or more third parties will own or acquire, directly or indirectly, in the aggregate, a beneficial economic interest of at least thirty percent (30%) in a Gaming Facility, and such third parties constituting at least such economic interest are unable, or make a bona fide, good faith refusal, to enter into the propco/opco structure contemplated by this Agreement, provided that CEC shall use commercially reasonable, good faith efforts to obtain such third parties’ approval of such propco/opco structure, (vi) any transaction in which CEC or any CEC Related Party proposes to acquire a then-existing Gaming Facility from CEC or any CEC Related Party, and (vii) any transaction with respect to any Gaming Facility set forth on Schedule 1 attached hereto.

“Excluded Sale Leaseback Opportunity” means, (i) any transaction for which the opco/propco structure contemplated by this Agreement would be prohibited by applicable law, rule or regulation (including zoning regulations and/or any applicable use restrictions or easements or encumbrances) or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, (ii) any sale leaseback transaction where, after giving effect thereto, one or more third parties will own or acquire, directly or indirectly, in the aggregate, a beneficial economic interest of at least thirty percent (30%) in the tenant under such sale leaseback transaction, and such third parties constituting at least such economic interest are unable, or make a bona fide, good faith refusal, to provide Propco with the opportunity contemplated by this Agreement, provided that CEC shall use commercially reasonable, good faith efforts to obtain such third parties’ approval to grant Propco such opportunity and (iii) any transaction in which CEC or any CEC Related Party proposes to enter into a sale leaseback transaction with CEC or any CEC Related Party.

“Existing EBITDAR Coverage Ratio” means, for any Existing Test Period, the ratio of (x) the aggregate EBITDAR of CEC Tenant during such Existing Test Period to the extent derived from the Leased Property to (y) the aggregate base and variable rent (i.e., excluding additional rent such as pass-throughs of expenses) payable by CEC Tenant under the Leases during such Existing Test Period (provided that, to the extent the term of the Leases commenced after the beginning of such Existing Test Period, the aggregate rent for such Existing Test Period shall be annualized for purposes of calculating the Existing EBITDAR Coverage Ratio).

“Existing Test Period” means, for any date of determination, the period of the twelve (12) most recently ended consecutive calendar months prior to such date of determination for which financial statements are available.

“Extraordinary Items” means gains or losses related to events and transactions that both: (a) possess a high degree of abnormality and are of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the applicable entity, taking into account the environment in which such entity operates; and (b) are of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the applicable entity operates.

“GAAP” means generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the date hereof).

“Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to Gaming Activities or related activities.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, regulating Gaming Activities or related activities.

“Gaming Facility” or “Gaming Facilities” means, together or individually, as the context may require, one or more commercial facilities, together with any adjoining hotel, entertainment venue and/or other facilities, with respect to which (in the aggregate for such facility and any such adjoining facilities) operations of Gaming Activities constitute (i) at least twenty-five percent (25%) of the gross revenue generated (or projected to be generated, as applicable) by such facilities during the Gaming Facility Test Period, or (ii) at least twenty-five percent (25%) of the square footage of the building(s) constituting such facilities (and, with respect to any to-be-developed facilities, such determination shall be made based on the most recent plans and specifications). With respect to a portfolio of assets, the determination of whether such assets satisfy the requirements to qualify as Gaming Facilities shall be made on a portfolio-level basis (i.e., either all such assets shall constitute Gaming Facilities or none of such assets shall constitute Gaming Facilities), based on the aggregate gross revenue and/or aggregate square footage of the assets in the portfolio taken as a whole.

“Gaming Facility Test Period” means (i) with respect to a facility that has been in operation for at least one (1) full fiscal year as of the applicable date of determination, the most recent three (3) full fiscal years for which gross revenue information is available, or, if such facility has not been in operation for three (3) full fiscal years as of the applicable date of determination, the period consisting of all full fiscal years since such facility commenced operation, or (ii) with respect to a to-be-developed facility or a facility that has been in operation for less than one (1) full fiscal year as of the applicable date of determination, the first three (3) full fiscal years following the date of determination (as projected by the most recent plans and specifications, with due regard being given to projected plans and specifications provided by any third party seller in connection with the transaction giving rise to the rights and obligations under this Agreement), excluding any initial period during which such facility would be in development or construction and would not yet have substantially commenced operations.

“Land Assemblage Qualifying Development” means one or more buildings and/or other improvements that are built on the Designated Land (as defined in the Put-Call Agreement) to the extent that both of the following conditions are satisfied: (i) neither CEC nor an Affiliate of CEC, as of the time in question, built the Eastside Convention Center (as defined in the Put-Call Agreement) in a manner that satisfies clauses (1), (2) and (3) of the Put-Call Convention Center Conditions (as defined in the Put-Call Agreement) and (ii) such buildings and/or other improvements on the Designated Land (as defined in the Put-Call Agreement) are income-producing.

“Manager” means the Manager under the MLSAs from time to time or such other Affiliate of CEC as may be designated by CEC to serve as manager of a ROFR Property as contemplated hereby.

“MLSA” and “MLSAs” mean, collectively or individually, as the context may require, (i) that certain Management and Lease Support Agreement (Non-CPLV), dated as of the date hereof, by and among CEC, Non-CPLV Manager, LLC, Affiliates of CEC Tenant and Affiliates of Propco Landlord, as amended, restated or otherwise modified from time to time, (ii) that certain Management and Lease Support Agreement (CPLV), dated as of the date hereof, by and among CEC, CPLV Manager, LLC, Affiliates of CPLV Manager, LLC, Affiliates of CEC Tenant and Affiliates of Propco Landlord, as amended, restated or otherwise modified from time to time, and (iii) that certain Management and Lease Support Agreement (Joliet), dated as of the date hereof, by and among CEC, Joliet Manager, LLC, Affiliates of Manager, Harrah’s Joliet Landco LLC and Des Plaines Development Limited Partnership, as amended, restated or otherwise modified from time to time.

“Parent Entity” means, with respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (a) owns or controls, directly or indirectly, more than 50% of the total voting power of shares of capital stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (b) owns or controls, directly or indirectly, more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (c) is the controlling general partner of, or otherwise controls, such entity.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Propco Election Period” means a period of thirty (30) days following Propco’s receipt of the applicable Propco Opportunity Package.

“Propco Indenture” means that certain First-Priority Senior Secured Floating Rate Notes due 2022 Indenture dated as of the date hereof, among VICI Properties 1 LLC, VICI FC Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) party thereto from time to time, and UMB Bank, National Association, as trustee.

“Propco Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to CEC or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by CEC, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Propco Subject Group with CEC or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by CEC or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which CEC or any of its Affiliates is subject; or (b) any member of the Propco Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of CEC includes any Person for which CEC or its Affiliate is providing management services.

“Propco Opportunity Package” shall have the meaning set forth in Section 3(b) hereof.

“Propco Opportunity Transaction” means any transaction or series of related transactions pursuant to which CEC or any of its Subsidiaries proposes to (i) acquire (fee or leasehold) or develop any ROFR Property; excluding, however, any Excluded Propco Opportunity, (ii) enter into a sale leaseback transaction with respect to one or more of the Gaming Facilities contemplated to be acquired by CEC or its Affiliates pursuant to the acquisition of Centaur Holdings, LLC; excluding, however, any Excluded Sale Leaseback Opportunity; provided, that in the case of this clause (ii), Section 3(f) shall not apply, or (iii) prior to the seventh (7th) anniversary of the Effective Date, enter into a sale leaseback transaction with respect to a Land Assemblage Qualifying Development, excluding any Excluded Sale Leaseback Opportunity; provided, that in the case of this clause (iii), Section 3(f) shall not apply.

“Propco Panel Member” shall have the meaning set forth in Section 4(b).

“Propco Related Party” shall mean, collectively or individually, as the context may require, Propco, the REIT, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of the REIT, and any Subsidiaries of Propco or the REIT.

“Propco ROFR” shall have the meaning set forth in Section 3(c) hereof.

“Propco ROFR Discussion Period” shall have the meaning set forth in Section 3(e) hereof.

“Propco Subject Group” means Propco, Propco’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding CEC and its Affiliates.

“Put-Call Agreement” means that certain Put-Call Right Agreement dated as of December 22, 2017, by and among Claudine Propco LLC, a Delaware limited liability company that is a subsidiary of Propco, and 3535 LV Newco, LLC, a Delaware limited liability company, as the same may be amended, supplemented or replaced from time to time.

“REIT” means VICI Properties Inc., a Maryland corporation, which is the direct or indirect parent company of Propco as of the date hereof.

“ROFR EBITDAR Coverage Ratio” means, for any ROFR Test Period, the ratio of (x) the projected EBITDAR of the tenant under the applicable ROFR Lease during such ROFR Test Period expected to be derived from the ROFR Property, to (y) the aggregate base and, if applicable, variable rent (i.e., excluding additional rent such as pass-throughs of expenses) payable by such tenant under such ROFR Lease during such ROFR Test Period.

“ROFR Lease” means a lease pursuant to which an Affiliate of Propco, as landlord, leases a ROFR Property to an Affiliate of CEC, as tenant. Consistent with the terms of the CEC ROFR or the Propco ROFR (as applicable), a ROFR Lease may be documented as a new lease agreement reflecting the terms contemplated by this Agreement, or as an amendment to one of the Leases under which the ROFR Property will be included as an additional facility under such Lease on the terms contemplated by this Agreement.

“ROFR Lease Rent” means an amount of base and, if applicable, variable rent (i.e., excluding additional charges and other additional rent such as pass-throughs of expenses) to be paid under the applicable ROFR Lease in respect of the ROFR Property that initially would cause the ROFR EBITDAR Coverage Ratio to be equal to the Existing EBITDAR Coverage Ratio.

“ROFR Management Agreement” means a management agreement with customary rights and obligations for management agreements of this type (and in any event at a standard of quality and care not less in any material respect than the standard of quality and care under the MLSAs) pursuant to which CEC or a Manager would manage the ROFR Property, which may, consistent with the terms of the CEC ROFR or the Propco ROFR (as applicable), be documented as a new management agreement or as an amendment to an MLSA.

“ROFR Property” means any existing or to-be-developed (as applicable) Gaming Facility located in the United States but outside the Gaming Enterprise District of Clark County, Nevada.

“ROFR Test Period” means, with respect to any ROFR Lease, the first year of the term of such ROFR Lease (excluding any initial period of time during which the ROFR Property is in development or construction and has not yet commenced operations and excluding any “ramp-up” period after the commencement of operations of such ROFR Property for the duration agreed to be excluded, if any, for such ROFR Property in such ROFR Lease).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Third Panel Member” shall have the meaning set forth in Section 4(b).

2. Right of First Refusal in Favor of CEC.

(a) From and after the Effective Date, subject to 2(f) below, Propco shall not, and shall cause the Propco Related Parties not to, consummate any CEC Opportunity Transaction, without first providing to CEC an opportunity to cause Affiliates of CEC to lease and the Manager to manage the applicable ROFR Property (with such ROFR Property to be owned by Affiliates of Propco), in accordance with the procedures set forth in this Section 2.

(b) Prior to Propco or any Propco Related Party consummating any CEC Opportunity Transaction (or, if Section 2(f) below is applicable, as soon as reasonably possible thereafter), Propco shall deliver to CEC a package of information describing the CEC Opportunity Transaction and the terms upon which Affiliates of CEC would lease and the Manager would manage such ROFR Property (the “CEC Opportunity Package”), including, without limitation, the following (subject to execution of a customary non-disclosure agreement): (i) basic information identifying the ROFR Property, such as the name and location of the applicable Gaming Facility; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected closing date of the CEC Opportunity Transaction; (iii) for any Acquisition Opportunity, three (3) years of audited (to the extent reasonably available to Propco; otherwise unaudited) financial statements of the ROFR Property or of the seller of the ROFR Property, as applicable, and for any Development Opportunity, three (3) years of financial projections for the ROFR Property (excluding any initial period during which the ROFR Property is in development or construction and has not yet commenced operations); (iv) for any Development Opportunity, a reasonably-detailed description of the proposed development project, including, without limitation, the business plan, scope of work, a development budget and a development timeline; (v) a description of the regulatory framework applicable to such ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto; (vi) a term sheet setting forth proposed terms of a ROFR Lease and ROFR Management Agreement for the ROFR Property, which term sheet shall include, without limitation, Propco’s good faith determination of the initial ROFR Lease Rent, Propco’s proposal for ROFR Lease Rent adjustments thereafter (including allocations of fixed and variable rent if applicable), and the other items set forth on Exhibit A attached hereto; and (vii) a detailed explanation of the computation of the ROFR Lease Rent proposed in such term sheet. Promptly upon CEC’s reasonable request therefor, Propco shall provide to CEC additional information related to the CEC Opportunity Transaction, to the extent such information is reasonably available to Propco.

(c) CEC may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliates to lease and the Manager to manage the applicable ROFR Property (such ROFR Property to be owned by Affiliates of Propco), in accordance with the terms set forth in the CEC Opportunity Package (the “CEC ROFR”), which CEC ROFR shall be exercisable by written notice thereof from CEC to Propco prior to the expiration of the CEC Election Period. If CEC does not so exercise the CEC ROFR prior to the expiration of the CEC Election Period, then CEC shall be deemed to have waived the CEC ROFR with respect to the applicable CEC Opportunity Transaction only.

(d) If CEC waives (or is deemed to have waived) the CEC ROFR with respect to a CEC Opportunity Transaction, then Propco (or the applicable Propco Related Party) shall be free to consummate the CEC Opportunity Transaction without CEC’s (or its Affiliates’) involvement, upon terms not materially more favorable to the applicable counterparty (if any) than those presented to CEC in the CEC Opportunity Package. If at any time following CEC’s waiver (or deemed waiver) of such CEC Opportunity Transaction, Propco (or the applicable Propco Related Party) desires to consummate such CEC Opportunity Transaction upon terms that are materially more favorable to the applicable counterparty than those presented to CEC in the CEC Opportunity Package (the “Alternate CEC ROFR Terms”), then the provisions of this Section 2 shall be reinstated with respect to such CEC Opportunity Transaction, and Propco shall be required to deliver to CEC a new CEC Opportunity Package (except that such CEC Opportunity Package shall reflect the Alternate CEC ROFR Terms in lieu of the ROFR Lease Rent and other CEC ROFR terms initially offered to CEC in the CEC Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating such CEC Opportunity Transaction, except that the CEC Election Period will be twenty (20) days in lieu of thirty (30) days.

(e) If CEC exercises the CEC ROFR with respect to a CEC Opportunity Transaction, then Propco (or the applicable Propco Related Party) shall have the right to proceed with the CEC Opportunity Transaction and shall structure the CEC Opportunity Transaction in a manner that allows the ROFR Property to be owned by an Affiliate of Propco and leased to Affiliates of CEC and managed by the Manager. CEC and Propco shall use good faith, commercially reasonable efforts, for a period of forty-five (45) days following the date on which CEC exercises the CEC ROFR (the “CEC ROFR Discussion Period”), to negotiate and enter into a ROFR Lease and ROFR Management Agreement for the applicable ROFR Property. The ROFR Lease and ROFR Management Agreement shall provide for the following: (i) the initial rent shall be equal to the then applicable ROFR Lease Rent; and (ii) such other terms and conditions consistent with the terms of the CEC ROFR and otherwise as CEC and Propco may agree. If, despite the good faith, commercially reasonable efforts of Propco and CEC, the parties are unable to reach agreement on the terms and conditions of the ROFR Lease and ROFR Management Agreement prior to the expiration of the CEC ROFR Discussion Period, then, upon the expiration of the CEC ROFR Discussion Period, either (1) the terms and conditions of the ROFR Lease and ROFR Management Agreement shall be established pursuant to arbitration in accordance with the procedures set forth in Section 4 hereof (other than the specific terms of the CEC ROFR, which shall be as set forth in the CEC Opportunity Package and shall not be subject to arbitration), or (2) solely with the written consent of CEC (which may be granted or withheld in CEC’s sole and absolute discretion), Propco (or the applicable Propco Related Party) shall be free to consummate the CEC Opportunity Transaction without CEC’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 2(d) hereof. The CEC ROFR Discussion Period shall be extended, but not to exceed an extension of one hundred twenty (120) days, as reasonably necessary solely to allow CEC and its Affiliates (as applicable) to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for CEC and its Affiliates (as applicable) to lease and manage the ROFR Property. If, on or prior to the expiration of the CEC ROFR Discussion Period, CEC and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then Propco (or the applicable Propco Related Party) shall be free to consummate the CEC Opportunity Transaction without CEC’s (or its Affiliates’) involvement.

(f) Notwithstanding the foregoing, if the timeframe to consummate a CEC Opportunity Transaction is expedited as a result of a competitive bidding process or other bona fide third-party requirements such that adherence to the right of first refusal procedures in the timeframes set forth under this Section 2 would result in a reasonable likelihood that Propco (or the applicable Propco Related Party) would not be able to execute the CEC Opportunity Transaction (as determined by Propco in good faith), then Propco (or the applicable Propco Related Party) may proceed to consummate such CEC Opportunity Transaction without CEC’s (or its Affiliates’) involvement; provided, however, that (i) subject to Propco’s ability to structure the initial transaction in the manner provided in the following clause (ii), as soon as reasonably possible following Propco’s (or the applicable Propco Related Party’s) consummation of such CEC Opportunity Transaction, Propco shall provide to CEC an opportunity to cause Affiliates of CEC to lease and the Manager to manage the applicable ROFR Property (with such ROFR Property to be owned by Affiliates of Propco) in accordance with the terms of this Section 2, and (ii) Propco shall use commercially reasonable efforts to structure such initial transaction in a manner that would facilitate CEC’s exercise of such rights following consummation of such transaction; provided further however, that for the avoidance of doubt, if such initial transaction cannot after the use of commercially reasonable efforts be structured in such a manner without resulting in an adverse effect on such transaction or Propco (other than an adverse effect that is immaterial), Propco shall not be required to provide to CEC an opportunity to lease and the Manager to manage the applicable ROFR Property in accordance with the terms of this Section 2.

3. Right of First Refusal in Favor of Propco.

(a) From and after the Effective Date, subject to Section 3(f) below, CEC shall not, and shall cause the CEC Related Parties not to, consummate any Propco Opportunity Transaction, without first providing to Propco an opportunity to cause Affiliates of Propco to own the applicable ROFR Property and cause such ROFR Property to be leased to Affiliates of CEC and managed by the Manager, in accordance with the procedures set forth in this Section 3.

(b) Prior to CEC or any CEC Related Party consummating any Propco Opportunity Transaction (or, if Section 3(f) below is applicable, as soon as possible thereafter), CEC shall deliver to Propco a package of information describing the Propco Opportunity Transaction and the terms upon which Affiliates of CEC would lease and the Manager would manage such ROFR Property (the “Propco Opportunity Package”), including, without limitation, the following (subject to execution of a customary non-disclosure agreement): (i) basic information identifying the ROFR Property, such as the name and location of the applicable Gaming Facility; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected closing date of the Propco Opportunity Transaction; (iii) for any Acquisition Opportunity, three (3) years of audited (to the extent reasonably available to CEC; otherwise unaudited) financial statements of the ROFR Property or the seller of the ROFR Property, as applicable, and for any Development Opportunity, three (3) years of financial projections for the ROFR Property (excluding any initial period during which the ROFR Property is in development or construction and has not yet commenced operations); (iv) for any Development Opportunity, a reasonably-detailed description of the proposed development project, including, without limitation, the business plan, scope of work, a development budget and a development timeline; (v) a description of the regulatory framework applicable to such ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto; (vi) a term sheet setting forth proposed terms of a ROFR Lease and ROFR Management Agreement for the ROFR Property, which term sheet shall include, without limitation, CEC’s good faith determination of the initial ROFR Lease Rent, CEC’s proposal for ROFR Lease Rent adjustments thereafter (including allocations of fixed and variable rent if applicable), and the other items set forth on Exhibit A attached hereto; and (vii) a detailed explanation of the computation of the ROFR Lease Rent proposed in such term sheet. Promptly upon Propco’s reasonable request therefor, CEC shall provide to Propco additional information related to the Propco Opportunity Transaction, to the extent such information is reasonably available to CEC.

(c) Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to own the applicable ROFR Property and cause such ROFR Property to be leased to Affiliates of CEC and managed by the Manager in accordance with the terms set forth in the Propco Opportunity Package (the “Propco ROFR”), which Propco ROFR shall be exercisable by written notice thereof from Propco to CEC prior to the expiration of the Propco Election Period. If Propco does not so exercise the Propco ROFR prior to the expiration of the Propco Election Period, then Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only.

(d) If Propco waives (or is deemed to have waived) the Propco ROFR with respect to a Propco Opportunity Transaction, then CEC (or the applicable CEC Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and, if applicable, upon terms not materially more favorable to the applicable counterparty (if any) than those presented to Propco in the Propco Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Opportunity Transaction, CEC (or the applicable CEC Related Party) desires to consummate such Propco Opportunity Transaction with a counterparty upon terms that are materially more favorable to the applicable counterparty than those presented to Propco in the Propco Opportunity Package (the “Alternate Propco ROFR Terms”), then the provisions of this Section 3 shall be reinstated with respect to such Propco Opportunity Transaction, and CEC shall be required to deliver to Propco a new Propco Opportunity Package (except that such Propco Opportunity Package shall reflect the Alternate Propco ROFR Terms in lieu of the ROFR Lease Rent and other Propco ROFR terms initially offered to Propco in the Propco Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Opportunity Transaction, except that the Propco Election Period will be twenty (20) days in lieu of thirty (30) days.

(e) If Propco exercises the Propco ROFR with respect to a Propco Opportunity Transaction, then CEC (or the applicable CEC Related Party) shall have the right to proceed with the Propco Opportunity Transaction and shall structure the Propco Opportunity Transaction in a manner that allows the ROFR Property to be owned by an Affiliate of Propco and leased to Affiliates of CEC and managed by the Manager. CEC and Propco shall use good faith, commercially reasonable efforts, for a period of forty-five (45) days following the date on which Propco exercises the Propco ROFR (the “Propco ROFR Discussion Period”), to negotiate and enter into a ROFR Lease and ROFR Management Agreement for the applicable ROFR Property. The ROFR Lease and ROFR Management Agreement shall provide for the following: (i) the initial rent shall be equal to the applicable ROFR Lease Rent; and (ii) such other terms and conditions consistent with the terms of the Propco ROFR and otherwise as CEC and Propco may agree. If, despite the good faith, commercially reasonable efforts of Propco and CEC, the parties are unable to reach agreement on the terms and conditions of the ROFR Lease and ROFR Management Agreement prior to the expiration of the Propco ROFR Discussion Period, then, upon the expiration of the Propco ROFR Discussion Period, either (1) the terms and conditions of the ROFR Lease and ROFR Management Agreement shall be established pursuant to arbitration in accordance with the procedures set forth in Section 4 hereof (other than the specific terms of the Propco ROFR, which shall be as set forth in the Propco Opportunity Package and shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), CEC (or the applicable CEC Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s

(or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 3(d) hereof. The Propco ROFR Discussion Period shall be extended, but not to exceed an extension of one hundred twenty (120) days, as reasonably necessary solely to allow Propco and its Affiliates (as applicable) to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Propco and its Affiliates (as applicable) to own the ROFR Property. If, on or prior to the expiration of the Propco ROFR Discussion Period, Propco and its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then CEC (or the applicable CEC Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement.

(f) Notwithstanding the foregoing, if the timeframe to consummate a Propco Opportunity Transaction is expedited as a result of a competitive bidding process or other bona fide third-party requirements such that adherence to the right of first refusal procedures in the timeframes set forth under this Section 3 would result in a reasonable likelihood that CEC (or the applicable CEC Related Party) would not be able to execute the Propco Opportunity Transaction (as determined by CEC in good faith), then CEC (or the applicable CEC Related Party) may proceed to consummate such Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement; provided, however, that (i) subject to CEC’s ability to structure the initial transaction in the manner provided in the following clause (ii), as soon as reasonably possible following CEC’s (or the applicable CEC Related Party’s) consummation of such Propco Opportunity Transaction, CEC shall provide to Propco an opportunity to cause Affiliates of Propco to own the applicable ROFR Property and cause such ROFR Property to be leased to Affiliates of CEC and managed by the Manager in accordance with the terms of this Section 3, and (ii) CEC shall use commercially reasonable efforts to structure such initial transaction in a manner that would facilitate Propco’s exercise of such rights following consummation of such transaction; provided further however, that for the avoidance of doubt, if such initial transaction cannot after the use of commercially reasonable efforts be structured in such a manner without resulting in an adverse effect on such transaction or CEC (other than an adverse effect that is immaterial), CEC shall not be required to provide to Propco an opportunity to own the applicable ROFR Property in accordance with the terms of this Section 3.

4. Arbitration.

(a) Any dispute regarding establishing (but not interpreting) the terms and conditions of a ROFR Lease or ROFR Management Agreement shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have at least twenty (20) years of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of Gaming Facilities.

(b) The Arbitration Panel shall be selected as set forth in this Section 4(b). Within five (5) Business Days after the expiration of the CEC ROFR Discussion Period or the Propco ROFR Discussion Period (as applicable), CEC shall select and identify to Propco a panel member meeting the criteria of the above paragraph (the “CEC Panel Member”) and Propco shall select and identify to CEC a panel member meeting the criteria of the above paragraph (the “Propco Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within five (5) Business Days after the selection of the CEC Panel Member and the Propco Panel Member, the CEC Panel Member and the Propco Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the CEC Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the CEC Panel Member and Propco Panel Member by either CEC or Propco, then CEC and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c) Within ten (10) Business Days after the selection of the Arbitration Panel, CEC and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Either of CEC or Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such ten (10) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the ROFR Lease or ROFR Management Agreement in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the applicable ROFR Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to CEC and Propco.

(d) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(e) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(f) CEC and Propco shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 4.

5. Miscellaneous.

(a) Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either party may hereafter designate:

To CEC:	Caesars Entertainment Corporation One Caesars Palace Drive Las Vegas, NV 89109 Attention: General Counsel Email: corplaw@caesars.com

To Propco:	VICI Properties LP 8329 West Sunset Road, Suite 210 Las Vegas, NV 89113 Attention: General Counsel Email: corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of CEC and Propco and their respective successors and assigns. Neither CEC nor Propco shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other such party.

(c) Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. CEC and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement. This Agreement amends, restates and supersedes the Original Agreement in all respects.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the parties and shall not be construed against either party as the drafter hereof.

(e) Venue. With respect to any action relating to this Agreement, CEC and Propco irrevocably submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and CEC and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that party.

(f) Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(g) Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

(h) Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i) Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

(j) Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at CEC’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over CEC and its subsidiaries, if any, including the provision of such documents and other information as may be requested by such gaming authorities relating to CEC or any of its subsidiaries, if any, or to this Agreement and which are within Propco’s control to obtain and provide.

(k) Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.

(l) Termination. This Agreement shall automatically terminate and be of no further force or effect from and after the earliest of such time as (i) the MLSAs have been terminated or have expired in accordance with the express terms thereof, (ii) the MLSAs have been terminated by or with the written consent of Propco Landlord, (iii) CEC or a Subsidiary of CEC is no longer responsible for the management of any of the Leased Property pursuant to the written consent of Propco Landlord, or (iv) a Change of Control occurs with respect to either CEC or Propco.

(m) Licensing Events; Termination.

(i) If there shall occur a Propco Licensing Event and any aspect of such Propco Licensing Event is attributable to a member of the Propco Subject Group, then CEC shall notify Propco as promptly as practicable after becoming aware of such Propco Licensing Event (but in no event later than twenty (20) days after becoming aware of such Propco Licensing Event). In such event, Propco shall, and shall use commercially reasonable efforts to cause the other members of the Propco Subject Group to, use commercially reasonable efforts to assist CEC and its Affiliates in resolving such Propco Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant

Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Propco Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, CEC shall have the right, at its election in its sole discretion, either to (i) terminate this Agreement or (ii) cause this agreement to temporarily cease to be in force or effect, until such time, if any, as the Propco Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and CEC in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Propco following a Propco Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

(ii) If there shall occur a CEC Licensing Event and any aspect of such CEC Licensing Event is attributable to a member of the CEC Subject Group, then Propco shall notify CEC as promptly as practicable after becoming aware of such CEC Licensing Event (but in no event later than twenty (20) days after becoming aware of such CEC Licensing Event). In such event, CEC shall and shall use commercially reasonable efforts to cause the other members of the CEC Subject Group to use commercially reasonable efforts to assist Propco and its Affiliates in resolving such CEC Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such CEC Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Propco shall have the right, at its election in its sole discretion, either to (i) terminate this Agreement or (ii) cause this agreement to temporarily cease to be in force or effect, until such time, if any, as the CEC Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Propco in its sole discretion, upon no less than ninety (90) days’ written notice thereof to CEC following a CEC Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, CEC and Propco have executed this Right of First Refusal Agreement as of the date first set forth above.

CEC: CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Eric Hession
Name: Eric Hession
Title: Chief Financial Officer and Treasurer

[Signatures continue on next page]

Signature page to Harrah’s – Amended and Restated Right of First Refusal

PROPCO: VICI Properties L.P., a Delaware limited partnership

By:	VICI Properties GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ John Payne
	Name:	John Payne
	Title:	President

Signature page to Harrah’s – Amended and Restated Right of First Refusal

EXHIBIT A

Lease Term Sheet Items for Opportunity Transactions

1. Length of term and any renewal terms.

2. Rent, including (i) breakdown of base rent and variable rent, and any obligations to pay expenses such as taxes, insurance and other impositions, and (ii) the date the ROFR Lease Rent becomes payable (which, in the case of a Development Opportunity, may be tied to completion of such project or other construction milestones during the term of the ROFR Lease).

3. Guaranty requirements (including net worth, covenants and any other applicable creditworthiness requirements).

4. Minimum capital expenditure requirement.

5. Capital expenditure reimbursement to tenant.

6. Restrictions on transfer (for landlord and tenant).

7. Restrictions on financing (for landlord and tenant).

8. Events of default.

9. Any other material terms.

SCHEDULE 1

Certain Excluded CEC Opportunity and Excluded Propco Opportunity Gaming Facilities

The acquisition of Centaur Holdings, LLC and the Gaming Facilities contemplated to be acquired thereunder, except to the extent set forth in the definition of “Propco Opportunity Transaction.”